Our ref: GFW/673333.08

Taoping Inc.

Kingston Chambers

PO Box 173

Road Town

Tortola

British Virgin Islands

22 January 2019

Dear Sirs

Taoping Inc.

We have acted as counsel as to British Virgin Islands law to Taoping Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission, relating to the offering of the following securities of the Company having an aggregate offering price of up to $80,000,000 or the equivalent in foreign or composite currencies: (a) ordinary shares of the Company of no par value (the “New Ordinary Shares”), (ii) debt securities, in one or more series (the “Debt Securities”), (iii) warrants to purchase New Ordinary Shares, or Debt Securities, or any combination thereof (the “Warrants”), and (iv) units consisting of New Ordinary Shares, Debt Securities or Warrants, or any combination thereof, in one or more series (the “Units” and collectively with the New Ordinary Shares, Debt Securities and Warrants, the “Securities”) and the sale of up to 500,000 ordinary shares of the Company of no par value identified by Certificate No. 2477 on the Register of Members to be offered by Mr. Jianghuai Lin (the “Existing Ordinary Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 22 January 2019, including the Company’s Certificate of Incorporation and its Amended and Restated Memorandum and Articles of Association dated 25 May 2018 (the “Memorandum and Articles”).

1.2	The records of proceedings on file with and available for inspection on 22 January 2019 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 18 January 2019 and the written resolutions of the board of directors of the Company dated 7 September 2018 (together, the “Resolutions”).

1.4	A Certificate of Incumbency (the “Registered Agent’s Certificate”) dated 22 January 2019, issued by Maples Corporate Services (BV) Limited, the Company’s registered agent (a copy of which is attached as Annexure A).

1.5	The Securities Purchase Agreement dated 7 September 2018 between the Company and each of the investors listed in Exhibit A to the agreement which includes Mr. Jianghuai Lin (the “Securities Purchase Agreement”).

1.6	The register of members of the Company (the “Register of Members”).

1.7	A Certificate of Good Standing dated 22 January 2019 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands.

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent’s Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The directors of the Company at the date of the Resolutions were the persons named therein respectively as the directors.

2.3	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company or the compensation committee of the Board of directors of the Company.

2.4	The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	The Resolutions remain in full force and effect and have not been revoked or varied.

2.10	The Existing Ordinary Shares are fully paid.

2.11	The Company has sufficient authorised and unissued shares at the time the New Ordinary Shares are issued.

2.12	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.13	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

2.14	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

2.15	The completeness and accuracy of the Register of Members.

2.16	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Company is currently authorised to issue 100,000,000 ordinary shares of one class of no par value.

3.3	Upon the issuance of any New Ordinary Shares and payment of the consideration therefore, such New Ordinary Shares will be validly issued, fully paid and non-assessable.

3.4	Upon the issuance of any New Ordinary Shares upon exercise of the Warrants or conversion of the Units and payment of the consideration therefore, such New Ordinary Shares will be validly issued, fully paid and non- assessable.

3.5	The New Ordinary Shares will be deemed to be issued when the name of the registered holder(s) is entered in the register of members of the Company as the registered holder(s) of the New Ordinary Shares.

3.6	Based solely on our review of the Register of Members, the Resolutions and the Securities Purchase Agreement, the Existing Ordinary Shares have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4	In this opinion, “non-assessable” means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum and Articles and any liability to repay a distribution under the Act.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

/s/ Maples and Calder
Maples and Calder